Eaton Vance Management

Two International Place

Boston, MA 02110

(617) 482 8260

www.eatonvance.com

EXHIBIT (l)

February 21, 2019

Eaton Vance Senior Income Trust

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

Eaton Vance Senior Income Trust (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated September 23, 1998, as amended (the “Declaration of Trust”).

I am a member of the Massachusetts bar and have acted as counsel to the Trust in connection with Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-2 (the “Pre-Effective Amendment”) to be filed with the Securities and Exchange Commission on February 21, 2019 with respect to the registration of up to 4,551,438 common shares of beneficial interest of the Trust, par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). This amount represents Shares previously registered on Form N-2 (Reg. No. 333-207588) and being carried forward as permitted by Rule 415 (a)(6) and Rule 457 (p) under the 1933 Act. The Fund has carried forward 4,551,438 unsold Shares. I provide this opinion in connection with the Trust’s filing of Pre-Effective Amendment No. 1.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion. Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares have been duly authorized for issuance by the Trust and, when issued and delivered against payment therefore as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable. In this regard, however, I note that, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement pursuant to the 1933 Act.

Very truly yours,

/s/ Jeanmarie Valle Lee

Jeanmarie Valle Lee, Esq.

Vice President